                                                                     Exhibit 6.2

LANL Control Number: 99-42-00530

EXCLUSIVE FIELD OF USE PATENT LICENSE AGREEMENT BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND DCH TECHNOLOGY, INC.

LANL Control Number: 99-42-00530
TABLE OF CONTENTS
BACKGROUND                                                  1
1.    DEFINITIONS                                           1
2.    GRANT                                                 3
3.    SUBLICENSES                                           3
4.    FEES AND ROYALTIES                                    4
5.    DILIGENCE                                             5
6.    REPORTS                                               5
7.    BOOKS AND RECORDS                                     6
8.    TERM OF THE LICENSE AGREEMENT                         6
9.    TERMINATION BY THE UNIVERSITY                         7
10.   TERMINATION BY THE LICENSEE                           8
11.   PATENT PROSECUTION AND MAINTENANCE                    8
12.   USE OF NAMES, TRADENAMES, AND TRADEMARKS              8
13.   WARRANTY BY THE UNIVERSITY                            9
14.   INFRINGEMENT                                         10
15.   WAIVER                                               10
16.   ASSIGNABILITY                                        11
17.   INDEMNIFICATION - PRODUCT LIABILITY                  12
18.   LATE PAYMENTS                                        12
19.   NOTICES                                              13
20.   FORCE MAJEURE                                        13
21.   EXPORT CONTROL LAWS                                  13
22.   PREFERENCE FOR UNITED STATES INDUSTRY                13
23.   DISPUTE RESOLUTION                                   13
24.   CONFLICT OF INTEREST                                 13
25.   PATENT MARKING                                       14
26.   SURVIVOR                                             14
27.   GOVERNMENT APPROVAL OR REGISTRATION                  14
28.   DISPOSITION OF LICENSED PRODUCTS                     14
29.   MISCELLANEOUS                                        14
Appendix A - PATENT RIGHTS AND FIELD OF USE                17
Appendix B - CONFIRMATORY LICENSE                          18
Appendix C - FEES AND ROYALTIES                            19
Appendix D - MILESTONES                                    20
Appendix E - PROGRESS REPORT FORMAT                        21
Appendix F - FINANCIAL REPORT FORMAT                       22
Appendix G - DESIGNATION OF LICENSING TEAM                 23

LIMITED EXCLUSIVE FIELD OF USE PATENT LICENSE AGREEMENT
DCH TECHNOLOGY, INC.

THIS LICENSE AGREEMENT is entered into by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a nonprofit educational institution and a public corporation of the State of California, hereinafter referred to as the "University;" and DCH Technology, Inc., 27811 Ave. Hopkins, Suite 6, Valencia, CA 91355, a Colorado Corporation, hereinafter referred to as the "Licensee," the parties to this License Agreement being referred to individually as a "Party," and collectively as "Parties."

BACKGROUND

The University conducts research and development at the Los Alamos National Laboratory (LANL) for the U.S. Government under Contract No. W-7405-ENG-36 with the U.S. Department of Energy (DOE).

Rights in inventions and technical data made in the course of the University's research and development at LANL are governed by the terms and conditions of the Contract.

Certain TECHNOLOGY relating to an Annular Feed Air Breathing Fuel Cell Stack has been developed in the course of the University's research and development at LANL and is covered by the University's PATENT RIGHTS as defined hereinbelow.

The University desires that such TECHNOLOGY be developed and utilized to the fullest extent possible so as to enhance the accrual of economic and technological benefits to the U@S. domestic economy and to provide the benefit of federally sponsored research to U.S. industrial competitiveness.

The University is therefore willing to grant to Licensee, and the Licensee desires to obtain from the University certain exclusive rights for the commercial development, manufacture, use, and sale of the TECHNOLOGY.

NOW, THEREFORE, the Parties agree as follows-

1. DEFINITIONS

1.1 "TECHNOLOGY" means technical information, know-how, data and PATENT RIGHTS owned or controlled by the University and relating to Annular Feed Air Breathing Fuel Cell Stacks.

1.2 "PATENT RIGHTS" means the University's rights arising from U.S. patents or applications, including any continuing applications, divisionals, and reissues thereof (but not including continuations-in-part); and any patents issuing on said applications where elected by Licensee and identified in Appendix A, attached hereto.

1.3 "LICENSED METHOD" means any method, procedure or process whose use would constitute, but for the license granted to Licensee herein, an infringement of any subsisting claim of any patent or patent application identified in Appendix A.

1.4 "LICENSED PRODUCT" means any article of manufacture, machine or composition of matter whose manufacture, use, sale, or offer for sale would constitute, but for the license granted to Licensee herein, an infringement of any subsisting claim of any patent or patent application identified in Appendix A, and any article of manufacture, machine or composition of matter produced through the practice of LICENSED METHOD or whose only substantial use is to practice LICENSED METHOD.

1.5   "LICENSED INVENTION" means any LICENSED PRODUCT or LICENSED METHOD.

1.6 "SALES" means disposing of LICENSED PRODUCTS by sale, lease, or other delivery or practicing LICENSED METHOD. A Sale occurs when LICENSED PRODUCTS are invoiced, or when delivered to a third person, whichever occurs first.

1.7. "SALES PRICE" means the invoice prices for SALES or, if LICENSED INVENTIONS are not sold but otherwise disposed of, the selling price at which products of similar kind and quality, sold in similar quantities in which LICENSED INVENTIONS are being disposed of, are being offered for sale by Licensee. Where such LICENSED PRODUCTS are not currently being offered for Sale by Licensee, the SALES PRICE for purposes of computing royalties is the average selling price at which similar kind and quality, sold in similar quantities, are then currently being offered for sale by other companies. If such products are not currently sold or offered for sale by others, then the SALES PRICE, for purposes of computing royalties, is Licensee's cost of manufacture determined by Licensee's customary accounting procedures, plus Licensee's standard mark-up.

1.8 "NET SALES" means the gross amounts for SALES at SALES PRICE by Licensee and its' sublicensee(s), less the following deductions where applicable: (a) SALES returns; (b) normal and customary allowances, (c) trade discounts; (d) SALES to the U.S. Government pursuant to Paragraph 4.2 and (e) transportation charges, duties and tariffs only if separately stated on an invoice; but before deduction of sales and excise taxes, costs of insurance, and agents' commissions.

1.9   "AFFILIATE" means:
a) any business entity that owns fifty (50%) percent or more of Licensee's outstanding stock; or
b) any business entity of which Licensee owns fifty (50%) or more of such entity's outstanding stock.

1.10 "FIELD OF USE" means a limitation of the application or utilization of PATENT RIGHTS and is defined in Appendix A.

2. GRANT

2.1 The University grants to the Licensee, subject to Paragraphs 2.2 and 2.3, an exclusive license to make, have made, use, import, sell and offer to sell LICENSED INVENTION under the PATENT RIGHTS, with the right to sublicense others under the terms of Article 3, limited to the FIELD OF USE recited in Appendix A.

2.2 Rights not expressly granted to Licensee herein are expressly reserved to the University.

2.3 The University expressly reserves the right to use the TECHNOLOGY, including the right to make, have made, use and have used LICENSED INVENTION for any purpose, including Cooperative Research and Development Agreements (CRADAs), Work for Others (WFOs), and User Facility Agreements (UFAs).

2.4 The U.S. Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the United States Government, inventions covered by the University's PATENT RIGHTS, and has certain other rights under 35 U.S.C. 200-212 and applicable implementing regulations and under the U.S. Department of Energy Confirmatory License, attached as Appendix B to this License Agreement.

2.5 Under 35 U.S.C. 203, the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the PATENT RIGHTS in any field of use to a responsible applicant or applicants, 48 CFR 27.304-1(g).

2.6 The Licensee will make available to the University and will grant an irrevocable, paid-up, royalty-free nonexclusive license to the University to make and use for purposes of performing work for and on behalf of the U.S. government any improvements or developments to the TECHNOLOGY made by Licensee.

3. SUBLICENSES

3.1 The University grants to Licensee the right to grant sublicenses to third parties to make, have made, use and sell LICENSED INVENTIONS in which the Licensee has current limited exclusive rights under this License Agreement.

(a) Sublicenses granted under this clause must contain all of the conditions, restrictions and reservations of this License Agreement, except for those provisions related too the fees and royalties, and shall preserve the rights and reservations of the University and the U.S. Government existing under this License Agreement.

3.2 Licensee shall provide the University with a copy of each sublicense by at least thirty (30) days prior to its execution.

3.3. Licensee must pay to the University the payments prescribed in Appendix C, and deliver all reports due the Licensor from sublicensees. With respect to any sublicense, this obligation continues as long as a sublicense granted by Licensee is in effect, and is an obligation of the Licensee whether or not royalty payments are actually received by Licensee from its sublicensee(s).

3.4 Termination of this License Agreement automatically operates as an assignment by Licensee to the University of all Licensee's right, title and interest in and to each sublicense granted by Licensee. If this License Agreement is terminated by either Party, any sublicensee(s) not in default of the terms and conditions of its sublicense agreement with Licensee, may make a written election to continue such sublicense agreement as a license agreement with the University. Licensee will give its' sublicensee(s) written notice thirty (30) days prior to the effective date of termination of this License Agreement. Sublicensee(s) must submit a written election to the University within thirty (30) days thereafter.

4. FEES AND ROYALTIES

4.1 For the rights, privileges and license granted under this License Agreement, Licensee shall pay to the University the fees and royalties specified in Appendix C.

4.2 Notwithstanding Paragraph 4.1 above, Licensee has no obligation to pay royalties on any SALE of any LICENSED INVENTION to the U.S. Government or any agency thereof or any U.S. Government contractor who certifies that its purchase of the LICENSED INVENTION is for or on behalf of the U.S. Government. Licensee will not impose royalty charges on SALES of LICENSED INVENTION to U.S. Government entities, and will refund to them any royalty collected on such SALES.

4.3 The first royalty payment due under this License Agreement is based on NET SALES by Licensee from the effective date of this License Agreement through June 30" of the same calendar year, if the effective date is before June 30th, or, through December 31st, if the effective date is after June 30th. Payment must be made within one month from the end of such period. Subsequent royalty payments shall be calculated based on NET SALES by Licensee during the
semiannual periods extending from January lst through June 30th   and from July
1st through December 31st of each year, for as long as this License Agreement remains in effect. Royalty payments must be paid within one month from the end of the respective semiannual period (i.e. July 30th and January 31st).

4.4 All payments due the University must be paid in United States currency to the University of California, Los Alamos National Laboratory, at the address set forth in Paragraph 19.1. Licensee must convert NET SALES invoiced in foreign currencies into equivalent United States currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal.

5. DILIGENCE

5.1 Licensee shall use its best efforts to bring one or more LICENSED INVENTION to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED INVENTION throughout the life of this License Agreement.

5.2 To be in compliance with Paragraph 5.1, Licensee must adhere to the Milestones set out in Appendix D.

5.3 Article 5 is a material term of this Agreement, without which the license grant under Article 2 would not have been made, and Licensee's failure to perform in accordance with Paragraphs 5.1 and 5.2 above shall be grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1 of this License Agreement.

6. REPORTS

6.1 Progress Reports. Licensee must submit semiannual Progress Reports certified by an officer of the Licensee. Such reports are due on the date that royalty payments are due (July 30th and January 31st), AND MUST BE SUBMITTED REGARDLESS OF WHETHER ANY PAYMENT IS MADE. This report covers the Licensee's activities related to the development of the TECHNOLOGY and the securing of approvals necessary for commercialization of the TECHNOLOGY. The Progress Reports must conform with the Progress Report Format set forth in Appendix E hereof. Progress Reports marked by Licensee as proprietary financial or business information of Licensee will be treated by the University as proprietary information.

6.2 Financial Reports. Licensee must submit semiannual Financial Reports. Such reports are due on the date that royalty payments are due (July 30th and January
31st), AND MUST BE SUBMITTED REGARDLESS OF WHETHER ANY PAYMENT IS ACTUALLY MADE. Financial Reports must be certified by an officer of the Licensee, must conform with the Financial Report Format set forth in Appendix F hereof, must cover the period for which royalty payments are calculated, and must show total SALES or commercial uses made of LICENSED INVENTION by Licensee and any sublicensee(s) during the reporting period. IF NO SALE, SUBLICENSE, OR USE OF LICENSED PRODUCT OR LICENSED METHOD HAS BEEN MADE DURING A REPORTING PERIOD, A STATEMENT TO THIS EFFECT MUST BE MADE. Financial Reports marked by Licensee as proprietary financial or business information of the Licensee will be treated as such by the University. Licensee's failure to submit Financial Reports pursuant to this

Paragraph shall be grounds for the University to terminate this License Agreement pursuant to Paragraph 9.1.

7. BOOKS AND RECORDS

7.1 The Licensee must keep books and records according to Generally Accepted Accounting Principles, accurately showing all SALES of LICENSED PRODUCTS or practice of the LICENSED METHOD by Licensee or sublicensees under the terms of this License Agreement. Such books and records must be open to inspection and audit on a proprietary basis by representatives or agents of the University at reasonable times, but in no event more than once for each calendar year, for the purpose of verifying the accuracy of the semiannual Financial and Progress Reports and the royalties due. Licensee may request that any such inspection and audit be conducted by an independent auditor, in which event, Licensee will pay the reasonable costs of such auditor.

7.2 The fees and expenses of the University's representatives performing the inspection and audit will be borne by the University. However, if an error in royalties owed the University of more than ten thousand U.S. Dollars ($10,000.00) is discovered by the representatives of the University, then Licensee will pay the fees and expenses of said representatives within thirty
(30) days after receipt of invoice.

7.3 The books and records required by Article 7 must be preserved for at least three (3) years from the date that the royalty payments were due.

8. TERM OF THE LICENSE AGREEMENT

8.1 This License Agreement is effective as of the later of the dates of execution by the Parties and the University's receipt of the License Issue Fee (as specified in Appendix C).

8.2 This License Agreement is in full force and effect from the effective date and remains in effect until the expiration of the last to expire of the patents included within the University's PATENT RIGHTS, unless sooner terminated by operation of law or by acts of either of the Parties in accordance with the terms of this License Agreement.

8.3 Licensee shall provide notice to University of its intention to file a voluntary petition in bankruptcy or of another party's intention to file an involuntary petition in bankruptcy for Licensee, said notice to be received by University at least thirty (30) days prior to filing such petition. The University may terminate this License Agreement upon receipt of such notice at its sole discretion. Licensee's failure to provide such notice to University will be deemed a material, pre-petition, incurable breach of this License Agreement and the Agreement will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

9. TERMINATION BY THE UNIVERSITY

9.1 If the Licensee fails to deliver to the University any report when due, or fails to pay any royalty or fee when due, or if the Licensee breaches any material term of this License Agreement, including, but not limited to, Article
5. DILIGENCE, the University may give written notice of default to the Licensee. If the Licensee fails to cure the default within thirty (30) days from the date of delivery of notice to Licensee, the University has the right to terminate this License Agreement. This License Agreement will terminate upon delivery of written notice of termination to the Licensee. Termination does not relieve the Licensee of its obligation to pay any royalty or license fees due or owing at the time of termination and does not impair any accrued right of the University. Licensee will return all tangible property given to Licensee by the University in support of the rights granted hereunder and return or destroy all intangible property as directed by the University.

10. TERMINATION BY THE LICENSEE

10.1 The Licensee may terminate this License Agreement by giving written notice to the University. Such termination will be effective ninety (90) days from the date of delivery of the notice, and all the Licensee's rights under this License Agreement will cease as of that date.

10.2 If Licensee exercises its option to terminate this License Agreement without cause, then Licensee agrees to pay the University, the Annual License Fee multiplied by the number of years remaining under this License Agreement (from the date of notification of termination to the expiration of the last to expire of the patents included within the University's PATENT RIGHTS) multiplied by 0.70, in a lump sum as liquidated damages, on the effective date of termination.

10.3 Termination pursuant to this Article does not relieve the Licensee of any obligation or liability accrued by Licensee prior to the effective date of termination or affect any rights of the University arising under this Agreement prior to termination. Licensee will return all tangible property given to Licensee by the University in support of the rights granted hereunder and return or destroy all intangible property as directed by the University.

11. PATENT PROSECUTION AND MAINTENANCE

11.1 The University will diligently prosecute any U.S. patent applications identified in Appendix A, and will maintain any U.S. patents identified in Appendix A, using counsel of its choice. The University will provide the Licensee, on request, with copies of relevant documentation relating to any such patent prosecution. The Licensee will hold such documentation in confidence.

11.2 The University will use its best efforts to amend any patent application to include claims reasonably requested by the Licensee and required to protect the LICENSED INVENTION.

11.3 The Licensee acknowledges that Patent Rights in foreign countries are not available under the University's PATENT RIGHTS.

12. USE OF NAMES, TRADENAMES, AND TRADEMARKS

12.1 Nothing contained in this License confers any right to use in advertising, publicity, or other promotional activities any name, tradename, trademark, or other designation of either Party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use of the name "the University of California" or the name of any facility or campus of the University of California is expressly prohibited.

12.2 The University may disclose to third parties the existence of this License Agreement and the extent of the grant in Article 2, but must not disclose information identified as proprietary by Licensee under 12.4, except where the

University is required to release the information under either the California Public Records Act or other applicable law. A decision to release information under applicable law will be at the sole discretion of the University.

12.3 Licensee may disclose to third parties the existence of this License Agreement and the terms and conditions to the extent determined appropriate by Licensee.

12.4 Licensee will mark those portions of a copy of this License Agreement which Licensee believes contain proprietary business information of Licensee and return such copy to the University within thirty (30) days of the effective date of this License Agreement.

13. WARRANTY BY THE UNIVERSITY

13.1 The University warrants that it has the lawful right to grant this license, subject to DOE assignment of rights in the TECHNOLOGY to the University in the event such rights are not owned by the University, and that it has not granted any rights under the University's PATENT RIGHTS to any other party that diminish any right granted to Licensee, except as required by action of law or by the University's prime contract with DOE.

13.2 This license is provided WITHOUT warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied. The University makes no representation or warranty that the LICENSED PRODUCTS or LICENSED METHODS will not infringe any patent or other proprietary right.

13.3 IN NO EVENT WILL THE UNIVERSITY BE LIABLEFORANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF LICENSED PRODUCTS OR LICENSED METHODS.

13.4  Nothing in this License Agreement shall be construed as:

a. a warranty or representation by the University as to the validity or scope of University's PATENT RIGHTS;

b. an obligation to bring or prosecute actions or suits against third parties for patent infringement, except as provided in Article 14
(infringement);

c. conferring by implication, estoppel, or otherwise any license or rights under any patents of the University other than University's PATENT RIGHTS, copyrights, or other intellectual property of the University; or

d. an obligation by University to furnish any know-how, technical assistance, or technical data that is unrelated or unnecessary to the transfer of the TECHNOLOGY to the Licensee for the purpose of implementing this License Agreement.

14. INFRINGEMENT

14.1 In the event that either Party to this License Agreement learns of the infringement of any of University's PATENT RIGHTS, that Party will inform the other Party in writing and will provide the other Party with available evidence of the infringement.

14.2 Both Parties will use their best efforts in cooperating with each other to terminate the infringement without litigation.

14.3 If the efforts of the Parties are not successful in abating the infringement within ninety (90) days after the infringer has been formally notified of infringement by the University, the University has the right to:
a. commence suit on its own account; or
b. commence suit jointly with the Licensee; or
c. refuse to participate in a suit.

The University shall give written notice to the Licensee, of its election, within ten (10) working days after the expiration of the ninety (90) day period. If the University elects not to commence suit on its own account or not to commence suit jointly with the Licensee, then Licensee shall have the right to commence suit on its own account, and, if required by law, University will join the suit as nominal party plaintiff if the infringement occurred during the term of this Agreement and in a country where the Licensee had exclusive rights under this License Agreement.

14.4 The Party bringing suit under this Article will bear all expenses arising from the action, including attorney fees and costs of both Parties and the defense of any counter-claim brought by the infringer. If legal action is brought by Licensee, the University will be entitled to [*] percent of any damage recovery based on lost profits of Licensee or a reasonable royalty or both. Legal action brought jointly by the University and the Licensee and fully participated in by both will be at the joint expense of the Parties and all recoveries will be shared jointly by them in proportion to the share of expenses paid by each.

14.5 Each Party will cooperate with the other in proceedings instituted hereunder, provided expenses are borne by the Party bringing suit. Litigation will be controlled by the Party bringing suit, except that the University will control the litigation if brought jointly. The University may be represented by its choice of counsel in any suit brought by the Licensee.

14.6 Neither Party will settle or compromise any suit without the other Party's written consent.

15. WAIVER

15.1 It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any prior or subsequent and/or similar breach or default.

16. ASSIGNABILITY

16.1 This License Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns, but shall be personal to the Licensee and assignable by Licensee to an AFFILIATE without the prior written consent of the University, provided however, that such AFFILIATE is not.-

a) an entity-

(1) located in, doing business with, or being organized under the laws of a country, which is considered a sensitive country by DOE based on DOE internal policies and procedures at the time Licensee requests such assignment, or;

(ii) substantially controlled by an entity located in, doing business with, or being organized under the laws of a country, which is considered a sensitive country by DOE based on DOE internal policies and procedures at the time Licensee requests such assignment.

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

This License Agreement is assignable by the Licensee to a non-AFFILIATE only with the written consent of the University, which consent shall not be unreasonably withheld.

16.2 In the event the University ceases to be the management and operating contractor for the Los Alamos National Laboratory, the University may assign this License Agreement to DOE or to the succeeding management and operating contractor for LANL, as directed by DOE.

16.3 In the event that a foreign company or government acquires a controlling interest in Licensee, the University, at its sole option and discretion, may terminate this License Agreement in accordance with DOE policies. Licensee agrees to notify the University of any change in its ownership that results in a foreign company or government acquiring a controlling interest in Licensee, within thirty (30) days prior to any such occurrence.

17. INDEMNIFICATION - PRODUCT LIABILITY

17.1 The Licensee will indemnify the U.S. Government and the University, and their officers, employees, and agents, against any damages, costs and expenses, including attorneys' fees, arising from the commercialization and utilization of LICENSED PRODUCTS by Licensee and its' sublicensee(s), including but not limited to the making, using, selling or exporting of products, processes, or services derived therefrom. This indemnification will include, but will not be limited to, product liability. To the maximum extent permitted by applicable state and federal law, Licensee has the option to control the defense of any suit that may result in Licensee's liability under this section.

17.2 Licensee will insure its activities relating to the License Agreement at its own expense with an insurance company acceptable to the University or provide a Certification of Self-Insurance acceptable to the University. Licensee will obtain, keep in force, and maintain a minimum of [*] of Comprehensive or Commercial Form General Liability Insurance (including contractual liability and product liability) or an amount no less than [*], whichever amount is greater. These coverages will not limit the liability of Licensee in any way. Licensee will provide the University with certificates of insurance, if requested by the University, including renewals, that show compliance with these requirements at least thirty (30) days before the first commercial sale or distribution of LICENSED PRODUCTS. Licensee's failure to maintain this insurance will be considered a material breach of this License Agreement.

a. If such insurance is written on a claims-made form, coverage shall provide for a retroactive date of placement prior to or coinciding with the effective date of this License Agreement.

b. Licensee shall maintain the general liability insurance specified herein during (a) the period that the LICENSED PRODUCT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, AFFILIATE, or agent of Licensee, and
(b) a reasonable period thereafter, but in no event less than five (5) years from the effective date of this License Agreement.

17.3  Insurance coverage as required under Paragraph 17.2 above shall:
a. Provide for thirty (30) day advance written notice to the University of cancellation or of any modification.

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

b. Indicate that DOE, The Regents of the University of California and its officers, employees, students, and agents, have been endorsed thereon as additional named insured.

c. Include a provision that the coverages will be primary and will not participate with, nor will be excess over, any valid and collectible insurance or program of self-insured carried or maintained by University.

18. LATE PAYMENTS

18.1 In the event royalty payments or fees are not received by the University when due, the Licensee will pay to the University interest charges at the rate of ten percent (10%) per annum on the amount of the royalty payments or fees overdue. Such interest charges will be calculated from the date the payment or fee was due to the date payment is actually received by the University.

19. NOTICES

19.1 Any payment, notice, or other communication required or permitted to be given to either party hereto is properly given and effective on the date of delivery if delivered in person or by first-class certified mail, postage paid, or by facsimile transmission with confirmation, to the respective address or facsimile number given below, or to any other address designated by written notice to the other Party as follows:

In the case of the Licensee:

DCH Technology, Inc.
27811 Ave. Hopkins, Suite 6 Valencia, CA 91355
Attn.: David Walker
FAX Number: (805) 257-9398

In the case of the University:

Los Alamos National Laboratory
Civilian and Industrial Technology Program Office
P.O. Box 1663, Mail Stop C334
Los Alamos, New Mexico 87545
Attn: License Administrator
FAX Number: (505) 665-0154 or (505) 665-6127

20. FORCE MAJURE

20.1 Neither party is responsible for delay or failure in performance of any of the obligations imposed by this License Agreement, if the failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order or government interference, civil commotion, riot, war, or by any cause of like or unlike nature beyond the control and without fault or negligence of a party.

21. EXPORT CONTROL LAWS

21.1 Licensee acknowledges and understands that the export of certain goods or technical data from the United States requires an export control license from the United States Government, and that failure to obtain an export control license may result in violation of U.S. laws.

22. PREFERENCE FOR UNITED STATES UINDUSTRY

22.1 Licensee represents that it has a business that is located in the United States that will conduct the Licensee's activities under this License Agreement. Licensee further represents that it is not subject tot he control of a foreign company or government.

22.2 Any product embodying LICENSED PRODUCTS or produced through the use of a LICENSED METHOD will be manufactured substantially in the United States.

23. DISPUTE RESOLUTION

23.1 The Parties will use their best efforts to resolve disputes arising from this Agreement. Any dispute that cannot be resolved by the Parties will be resolved by non-binding arbitration in accordance with the rules and procedures of the American Arbitration Association, acting in the state of New Mexico, and shall be enforceable in accordance with New Mexico law.

24. CONFLICT OF INTEREST

24.1 Licensee represents that Licensee does not now employ and has made no offers of employment to members of the University Licensing Team set out in Appendix G herein. Licensee agrees to make no offers of employment to any member of the University Licensing Team for a period of two years after the effective date of this Agreement, without the express written permission of the University. Licensee understands that this clause is a material undertaking by Licensee without which the University would not enter into this Agreement. The University has the option to terminate this Agreement for breach of this clause by Licensee.

25. PATENT MARKING

25.1 Licensee agrees to mark, in accordance with the applicable patent marking statute, all LICENSED PRODUCTS, and their containers, which have been made, used, sold or otherwise transferred to a third party, under the terms of this License Agreement.

26. SURVIVOR

26.1 When this License Agreement expires or is terminated in accordance with the terms hereof, Paragraphs 3.3, 3.4, 7.3, 9.1, 10.3, 12.1, 17.1, 17.2, 17.3,
24.1, 26.1 shall survive said expiration or termination.

27. GOVERNMENT APPROVAL OR REGISTRATION

27.1 If this License Agreement or any associated transaction is required by the law of any nation to be either approved, permitted or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify University if Licensee becomes aware that this License Agreement is subject to a U.S. or foreign government reporting, permitting, or approval requirement. Licensee will make all necessary findings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting, permitting or approval process.

28. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

28.1 Upon termination of this License Agreement by either Party the Licensee shall provide the University with a written list of all LICENSED PRODUCTS in the process of being sold, sublicensed, or in use by Licensee, and shall destroy all LICENSED PRODUCTS in the possession of Licensee unless otherwise directed by University.

29. MISCELLANEOUS

29.1 The headings of the several sections of this Agreement are included for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

29.2 No amendment or modification of this Agreement is binding on the Parties unless made in a writing executed by duly authorized representatives of the Parties.

29.3 This License Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to this License Agreement.

29.4 In the event any one or more of the provisions of this License Agreement is held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this License Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been part of this License Agreement.

29.5 This License Agreement will be interpreted and construed in accordance with the laws of the State of New Mexico.

IN WITNESS WHEREOF, both the University and the Licensee have executed this License Agreement, in duplicate originals, by their respective officers on the day and year hereinafter written.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
 /s/ JOHN C. BROWNE
By: John C. Browne, Director
Los Alamos National Laboratory
Date: March 10, 1999

DCH TECHNOLOGY, INC.
By: /s/ DAVID HABERMAN
Printed Name: David Haberman
Title: Vice President
Date: March 15, 1999

APPENDIX A PATENT RIGHTS
LANL Case No. S-80,409, U.S. Patent No. 5,514,486, issued on May 7,1996, "ANNULAR FEED AIR BREATHING FUEL CELL STACK," by Mahlon S. Wilson; and

LANL Case No. S-84,928, U.S. Patent No. 5,595,834, issued on January 21, 1997, "ANNULAR FEED AIR BREATHING FUEL CELL STACK," by Mahlon S. Wilson et al.

FIELD OF USE

Power generation for marine, aerospace, military, portable, and remote-area applications.

APPENDIX B CONFIRMATORY LICENSE

CONFIRMATORY LICENSE

Application for: ANNULAR FEED AIR BREATHING FUEL CELL STACK
Inventor(s): Mahlon S. Wilson
Serial No.: 08/522,885
Filing Date: September 1, 1995
Contract No.: W-7405-ENG-36
Contractor: THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

The invention identified above is a "Subject Invention" under the above-numbered contract. A copy of the provisions of the above-numbered contract (certified on January 12, 1996) governing patent rights in the Subject Invention at the time the invention was made, has been submitted to the U.S. Department of Energy.

The contractor hereby confirms that under the provisions of the above-numbered contract governing patent rights, it has granted to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the Subject Invention throughout the world. This license applies to the invention in the above-identified patent application and any and all divisions or continuations thereof and any resulting patent or reissue patent which may be granted thereon.

It is understood and agreed that this document does not preclude the Government from asserting rights under the provisions of said contract or any other agreement between the Government and the Contractor, or any other rights of the Government with respect to the above-identified invention.

The Contract hereby grants the Government an irrevocable power to inspect and make copies of the above-identified application.

Signed this 16th day of January, 1996,

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

William A. Eklund
Senior Counsel for Business and Patent Law

If the invention was made under a subcontract, please identify the Prime
Contractor:
Prime Contract No.

Rev. 01/03/96
DOE Docket No. S-84,928

CONFIRMATORY LICENSE

Application for: ANNULAR FEED AIR BREATHING FUEL CELL STACK
Inventor(s): Mahlon S. Wilson, Jay K. Neutzier
Serial No.: 08/587,430
Filing Date: January 17,1996
Contract No.: W-7405-ENG-36
Contractor: THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

The invention identified above is a "Subject Invention" under the above-numbered contract. A copy of the provisions of the above-numbered contract (certified on January 12, 1996) governing patent rights in the Subject Invention at the time the invention was made, has been submitted to the U.S. Department of Energy.

The contractor hereby confirms that under the provisions of the above-numbered contract governing patent rights, it has granted to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the Subject Invention throughout the world. This license applies to the invention in the above-identified patent application and any and all divisions or continuations thereof and any resulting patent or reissue patent which may be granted thereon.

It is understood and agreed that this document does not preclude the Government from asserting rights under the provisions of said contract or any other agreement between the Government and the Contractor, or any other rights of the Government with respect to the above-identified invention.

The Contract hereby grants the Government an irrevocable power to inspect and make copies of the above-identified application.

Signed this 4th day of April, 1996,
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
William A. Eklund
Senior Counsel for Business and Patent Law

If the invention was made under a subcontract, please identify the Prime
Contractor:
Prime Contract No.

APPENDIX C

FEES AND ROYALTIES

1.  FEES

a) License Issue Fee of [*], which is due on the effective date of this License Agreement.

b) An Annual License Fee of [*], payable in advance, is due on January 31, 2000. Subsequently, an Annual License Fee of [*], payable in advance, is due on January 31, 2001. Thereafter, Licensee shall pay the University an Annual License Fee of [*], which is payable in advance on January 31st of each year, beginning on January 31, 2002. The University will credit thew Annual License Fee for a particular year against any royalties earned during that same year.

c) In addition to royalties pursuant to Section 2 of this Appendix, [*] of other payments, including, but not limited to, sublicense issue and annual fees received from sublicensee(s) in consideration of the LICENSED INVENTION.

2.  ROYALTIES

2.1 The Licensee will pay the University a royalty rate of [*] of NET SALES during the term of this License Agreement.

APPENDIX D MILESTONES

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.
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[*]

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.